EXHIBIT 2

For Immediate Release Thursday, December 4, 2008

Discovery Nominates Two New Directors to Serve on Tier Board

Chicago, IL – Discovery Equity Partners announced today that it intends to nominate two candidates for election to the Board of Tier Technologies (Nasdaq “TIER”) at Tier’s 2009 Annual Meeting of Stockholders, expected to take place in February, 2009.  Discovery manages funds that own 9.9% of Tier’s outstanding stock.

Discovery expects its two nominees, Daniel J. Donoghue and Michael R. Murphy, both executives at Discovery, to bring the much needed perspective of a large shareholder to the Tier Board of Directors.  The nominees plan to work to help Tier expeditiously reduce unnecessary overhead, determine the appropriate amount of excess cash to return to shareholders, eliminate structural defenses, and proactively evaluate all available strategic alternatives.

Discovery has also submitted a shareholder proposal to Tier in accordance with SEC Rule 14a-8.  This proposal will give shareholders an opportunity to vote - at the same annual meeting - to recommend the reversal of a change the Tier Board made almost 3 years ago without shareholder input or approval. The Discovery proposal allows shareholders to vote to recommend the rescission of Tier’s poison pill and the reinstatement of the right of 10% shareholders to call a special meeting.

Additional details on the nominees, Discovery, the reasons for the nomination, and the shareholder proposal can be found in filings Discovery made with the Securities and Exchange Commission at www.sec.gov and at www.thediscoverygroup.com/tier.htm.

About The Discovery Group

Discovery Group is a merchant banking firm that manages private partnerships in highly specialized investment strategies and conducts corporate merger and advisory services. The business was founded in 2002 and is based in Chicago. Investors in these funds include several large university endowments, nationally-recognized charitable foundations and a variety of trusts, family offices and wealth advisors. Discovery’s corporate finance expertise extends to public and private companies in a broad range of industries.

Contact:

Meghan O’Callaghan

The Discovery Group

312-265-9596

mocallaghan@thediscoverygroup.com

SPECIAL NOTE TO TIER TECHNOLOGIES, INC. STOCKHOLDERS

In connection with the upcoming 2009 Annual Meeting of Stockholders of Tier Technologies, Inc. (“Tier”), Discovery Equity Partners, L.P. and certain related parties (“Discovery”) may file a proxy statement with the Securities and Exchange Commission (the “SEC”) to solicit stockholders of Tier with respect to the election of directors and one or more stockholder proposals.

TIER STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN AND IF AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Tier stockholders may obtain a free copy of the proxy statement and other material (when and if available) and any other documents that may be filed by Discovery in connection with the 2009 Annual Meeting of Stockholders of Tier for free at the Internet website maintained by the SEC at www.sec.gov.  In addition, if the proxy statement is filed, Discovery will make additional copies of the proxy statement and any amendments to the proxy statement available for free to the stockholders of Tier.  Please direct your request for the proxy statement to Discovery Group, 191 North Wacker Drive, Suite 1685, Chicago, IL 60606, Attention: Michael Murphy, Tel.: (312) 265-9600.

In accordance with Rule 14a-12(a)(1)(i) of the Securities Exchange Act of 1934, as amended, the persons who may be deemed participants in any proxy solicitation in connection with Tier’s 2009 Annual Meeting of Stockholders that Discovery may engage in are as follows: Discovery Equity Partners, L.P., Discovery Group I, LLC., Daniel J. Donoghue and Michael R. Murphy.  The number of shares of Tier common stock beneficially owned by these persons as of December 3, 2008 are as follows: Discovery Equity Partners, L.P. (1,684,608), Discovery Group I, LLC (1,957,563), Daniel J. Donoghue (1,957,563) and Michael R. Murphy (1,957,563).

- End -